Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000

News Release

Marsh & McLennan Companies Announces Pricing of $250 Million Senior Notes Offering

NEW YORK, March 7, 2012 (BUSINESS WIRE)— Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $250 million of 2.30% senior notes due 2017 (the “Notes”). The Company intends to use the net proceeds for the repayment of its existing $250 million aggregate principal amount of 6.25% senior notes due March 2012. The closing of the Notes offering is expected to occur on March 12, 2012, subject to certain customary conditions. Barclays Capital and HSBC are acting as joint book-running managers for the offering. BofA Merrill Lynch, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan, Morgan Stanley and Wells Fargo Securities are acting as co-managers for the offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission. The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering, copies of which may be obtained from: (i) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone (toll free): 1-888-603-5847 or by e-mail: barclaysprospectus@broadridge.com, and/or (ii) HSBC Securities (USA) Inc., by phone (toll free): 1-866-811-8049.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.